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                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-106655 of Evans Bancorp, Inc. on Form S-8 and Registration Statement No. 333-34347 of Evans Bancorp, Inc on Form S-3 of our report (which expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), dated January 28, 2003 on the consolidated balance sheet of Evans Bancorp, Inc. as of December 31, 2002 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years then ended, appearing in this Annual Report on Form 10-K of Evans Bancorp, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE, LLP

Pittsburgh, Pennsylvania
March 18, 2004

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